EX-99.(h)(7)

                    AMENDED AND RESTATED EXPENSE AGREEMENT

     AGREEMENT dated as of May 1, 2000 by and between New England Zenith Fund, a Massachusetts business trust (the "Trust"), and New England Investment Management, Inc., a Massachusetts corporation (the "Adviser").

     WHEREAS, the Adviser is the investment adviser of several series of shares of beneficial interest (the "Series") of the Trust pursuant to separate advisory agreements relating to each Series; and

     WHEREAS, the Trust and the adviser are each parties to a certain Expense Agreement dated as of April 28, 1999; and

     WHEREAS, the Trust and the Adviser desire to alter the arrangements described in such Expense Agreement relating to the payment of certain expenses of the Trust by amending and restating such Expense Agreement;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. Until further notice from the Adviser to the Trust, the Adviser will waive such portion of the fees payable to it under the Advisory Agreement relating to each Series listed in this Section 1, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) ("Operating Expenses") incurred in the operation of each Series, as is necessary to reduce the total Operating Expenses of each Series to the following annual percentages of the average daily net assets of each Series:

     SERIES                                                   PERCENTAGE
     ------                                                   ----------

     Harris Oakmark Mid Cap Value Series                        0.90
     Loomis Sayles Small Cap Series                             1.00
     MFS Investors Series                                       0.90
     MFS Research Managers Series                               0.90
     Morgan Stanley International Magnum Equity Series          1.30
     Salomon Brothers U.S. Government Series                    0.70

     2. The Trust, on behalf of each Series except Loomis Sayles Small Cap Series, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to such Series pursuant to Section 1 of this Agreement, subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the Operating Expenses of the Series in question, without regard to such repayment, are at an annual rate (as a percentage of that Series' average daily net assets) based on that Series' then-current fiscal year that is less than the percentage rate for such Series set forth in Section 1. Furthermore, the amount repaid by a Series in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses of the Series do not exceed the annual rate (as a percentage of that Series' average daily net assets) for such Series set forth in Section 1.

     Amounts of fees waived and expenses borne by the Adviser with respect to a Series pursuant to Section 1 during any fiscal year of such Series shall not be repayable if the amounts repayable by such Series pursuant to the immediately preceding two sentences during the period ending two years (three years in the case of MFS Investors Series and MFS Research Managers Series) after the end of such fiscal year are not sufficient to completely repay such amounts of fees waived and expenses borne. In no event will any Series be obligated to repay any fees waived or expenses borne by the Adviser with respect to any other Series.

     3. The Adviser may by notice in writing to the Trust terminate its obligation under Section 1 to waive fees or bear expenses with respect to any Series in any period following the date specified in such notice (or change the percentage specified in Section 1 with respect to such Series), but no such change shall affect the obligation (including the amount of the obligation) of the Series to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to Section 2 herein.

     4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to each Series listed in Section 1 hereof on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust belonging to the respective Series.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                                    NEW ENGLAND ZENITH FUND


                                    By: /s/ JOHN F. GUTHRIE
                                       ------------------------------
                                       John F. Guthrie
                                       Senior Vice President


                                    NEW ENGLAND INVESTMENT MANAGEMENT, INC.


                                    By: /s/ JOHN F. GUTHRIE
                                       -----------------------------
                                       John F. Guthrie
                                       Senior Vice President

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